EXHIBIT 10.2(q)

Schedule A
Notice of Restricted Stock Unit Grant

Participant:	[●]

Company:	Elevance Health, Inc.

Notice:	You have been granted the following award of restricted stock units of common stock of the Company in accordance with the terms of the Plan and the attached Restricted Stock Unit Award Agreement.

Plan:	2017 Elevance Health Incentive Compensation Plan

Grant:	Grant Date: [●] Grant Number: [●] Number of Restricted Stock Units: [●]

Period of Restriction:	The Period of Restriction applicable to the number of your Restricted Stock Units listed in the “Shares” column below, and any related Dividend Equivalents, shall commence on the Grant Date and shall lapse on the date listed in the “Lapse Date” column below.
	Shares	Lapse Date
[●] [●]
[●] [●]
[●] [●]

In the event that a Change of Control (as defined in the Plan) occurs before your Termination (as defined in the Plan), your Restricted Stock Unit Grant will remain subject to the terms of this Agreement, unless the successor company does not assume the Restricted Stock Unit Grant. If the successor company does not assume the Restricted Stock Unit Grant, then the Period of Restriction shall immediately lapse upon a Change of Control and the Shares covered by the award shall be delivered as soon as practicable following the Change of Control, provided that in the event that the Restricted Stock Unit Grant is deferred compensation within the meaning of Code Section 409A, such Shares shall only be delivered upon the Change of Control if such Change of Control is a “change in control event” within the meaning of Code Section 409A and the delivery is made in accordance with Treasury Regulation 1-409A-3(j)(ix).

Acceptance:
In order to accept your Restricted Stock Units, you must electronically accept this Agreement through the Company’s broker at any time within ninety (90) days after the Grant Date. To effect your acceptance, please follow the instructions included with your grant materials. Acceptance of the Agreement includes acceptance of the terms and conditions of the Plan. If you do not timely and electronically accept this Agreement, this Agreement will be null and void at the end of the 90th day after the Grant Date and you will have no right or claim to the Restricted Stock Units described above.

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Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Restricted Stock Unit Grant attached as Schedule A hereto (the “Grant Notice”) is made between Elevance Health, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement. The Company and Participant expressly agree and acknowledge that Participant’s entry into this Agreement is not a condition of Participant’s employment with the Company, and that Participant is not required to enter into this Agreement or accept Restricted Stock Units as a condition of Participant’s employment with the Company or a Subsidiary or Affiliate. Capitalized terms not defined herein or in the Grant Notice are defined in the Plan.
1.Period of Restriction. The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice (the “Period of Restriction”). Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock Units may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated, or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Period of Restriction described in the attached Grant Notice, the restrictions set forth in this Agreement with respect to the Restricted Stock Units theretofore subject to such expired Period of Restriction shall lapse and the Shares covered by the related portion of the award shall be delivered as soon as practicable thereafter, except as may be provided in other sections of this Agreement.
2.Ownership. Upon expiration of the applicable portion of the Period of Restriction described in the attached Grant Notice, the Company shall transfer the Shares covered by the related portion of the award to Participant’s account with the Company’s captive broker.
3.Termination.
(a)Retirement. If Participant’s Termination is due to Retirement (for purposes of this Agreement, defined as Participant’s Termination after attaining age fifty-five (55) with at least ten (10) completed years of service or after attaining age sixty-five (65)), the restrictions upon the Restricted Stock Units shall continue to lapse throughout the Period of Restriction and the Shares covered by the related portion of the Restricted Stock Units shall continue to be delivered upon the applicable Lapse Date; provided, however, that if Participant’s Termination due to Retirement is during the calendar year of the Grant Date, the Restricted Stock Units shall be forfeited on a pro-rata basis, measured by the number of completed full months in that calendar year during which Participant was employed by the Company or an Affiliate (e.g., if Participant’s Retirement occurs in September, 33.3% (or 4/12) of the Restricted Stock Units will be forfeited), and the Period of Restriction on the non-forfeited portion of the Restricted Stock Units shall continue to lapse throughout the Period of Restriction described in the attached Grant Notice and the Shares covered by the related portion of the Restricted Stock Units shall continue to be delivered upon the applicable Lapse Date.1
(b)Death and Disability. If Participant’s Termination is due to death or Disability (for purposes of this Agreement, as defined in the applicable Elevance Health Long-Term Disability Plan), then the Period of Restriction shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock Units to immediately lapse, and the Shares covered by the Restricted Stock Units shall be delivered as soon as practicable thereafter.
(c)Without Cause or for Good Reason. Unless 3(a) is applicable, if Participant’s Termination is by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of “conduct” as such term is defined in the Elevance Health HR Corrective Action Policy and if Participant participates in the Elevance Health Executive Agreement Plan (the "Agreement Plan"), the Key Associate Agreement or the Key Sales Associate Agreement also as defined in that plan or agreement) and Participant is
1 This retirement provision is deleted in non-annual retention grants.

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receiving severance (or similar post-termination compensation in connection with a termination) under any severance plan of, or agreement with, the Company or an Affiliate and any portion of the Period of Restriction has not lapsed as of Participant’s Termination, the Period of Restriction shall continue to lapse through the earlier of (A) the last day of the period for which Participant is receiving such severance/compensation or (B) the last Lapse Date in the schedule set forth in the Grant Notice. The foregoing shall also apply to a Participant who participates in the Agreement Plan and receives severance under the Agreement Plan for a termination by Participant for Good Reason (as defined in the Agreement Plan).

(d)Other Terminations. If Participant’s Termination is (i) by the Company or an Affiliate for Cause even if on the date of such Termination Participant has met the definition of Retirement or Disability or (ii) by Participant for any reason other than death, Disability, Retirement, or Good Reason as described in Section 3(c), then all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of such Termination shall be immediately forfeited.
(e) Termination after Change of Control. Notwithstanding any other provision of this Agreement, including Section 3(c), if after a Change of Control Participant’s Termination is (i) by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of “conduct” as such term is defined in the Elevance Health HR Corrective Action Policy and if Participant participates in the Agreement Plan, the Key Associate Agreement or the Key Sales Associate Agreement also as defined in that plan or agreement) or (ii) if Participant participates in the Agreement Plan, by Participant for Good Reason (as defined in the Agreement Plan), then the Period of Restriction on all Restricted Stock Units shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock Units to immediately lapse and the Shares covered by the Restricted Stock Units shall be delivered as soon as practicable thereafter. Notwithstanding any provision of this Agreement to the contrary, in the event that the restrictions on any Restricted Stock Units lapse under any provision of this Section 3 by reason of any Termination and such Termination occurs within the two year period following a Change of Control that is a “change in control event” within the meaning of Code Section 409A, the Shares subject to Participant’s Restricted Stock Units shall be delivered to Participant upon such Termination.
4.Transferability of the Restricted Stock Units. Participant shall have the right to appoint any individual or legal entity in writing, in accordance with procedures established by the Company’s broker, to receive any Restricted Stock Units (to the extent not previously terminated or forfeited) under this Agreement upon Participant’s death, to the extent permitted by law. The effectiveness of any such designation, and any revocation or replacement thereof, shall be determined in accordance with procedures established by the Company’s broker. If Participant dies without such designation, the Restricted Stock Units will become part of Participant’s estate.
5.Dividend Equivalents. In the event the Company declares a dividend on Shares (as defined in the Plan), for each unvested Restricted Stock Unit on the dividend payment date, Participant shall be credited with a Dividend Equivalent, payable in cash, with a value equal to the value of the declared dividend. The Dividend Equivalents shall be subject to the same restrictions as the unvested Restricted Stock Units to which they relate. No interest or other earnings shall be credited on the Dividend Equivalents. Subject to continued employment with the Company and Affiliates in accordance with Section 3, the restrictions with respect to the Dividend Equivalents shall lapse at the same time and in the same proportion as the restrictions on the initial award of Restricted Stock Units. No additional Dividend Equivalents shall be accrued for Participant’s benefit with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which Participant has forfeited the Restricted Stock Units, or any Restricted Stock Units have been settled. If Participant is a “specified employee” within the meaning of Code Section 409A, payment of any Dividend Equivalents subject to Code Section 409A and payable upon a termination of employment shall be subject to a six-month delay. The Dividend Equivalents shall be subject to all such other provisions set forth herein and may be used to satisfy any or all obligations for the payment of any tax attributable to the Dividend Equivalents and/or Restricted Stock Units.
6.Taxes and Withholdings. Upon the expiration of the applicable portion of the Period of Restriction (and delivery of the underlying Shares), or as of which the value of any Restricted Stock Units first becomes includible in Participant’s gross income for income tax purposes, Participant shall satisfy all obligations for

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the payment of any tax attributable to the Restricted Stock Units. Participant shall notify the Company if Participant wishes to pay the Company in cash, check or with shares of Elevance Health common stock already owned for the satisfaction of any taxes of any kind required by law to be withheld with respect to such Restricted Stock Units. Any such election made by Participant must be irrevocable, made in writing, signed by Participant, and shall be subject to any restrictions or limitations that the Compensation and Talent Committee of the Board of Directors of the Company (“Committee”), in its sole discretion, deems appropriate. If Participant does not notify the Company in writing at least 14 days prior to the Lapse Date of the applicable portion of the Period of Restriction, the Committee is authorized to take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. Such other actions may include withholding the required amounts from other compensation payable to Participant, a sell-to-cover transaction or such other method determined by the Committee, in its discretion. Please refer to the Plan’s prospectus for tax considerations by jurisdiction.
7.Restrictive Covenants. For purposes of Sections 7, 8, and 9 of this Agreement, Company shall mean Elevance Health, Inc. and its Subsidiaries and Affiliates. Participant acknowledges that Participant has the right to consult with counsel at Participant’s sole expense. As a condition to receipt of the Restricted Stock Unit Grant made under this Agreement, which Participant and the Company agree is fair and reasonable consideration, Participant agrees as follows, subject to any applicable provisions of Appendix A:
(a)Confidentiality.
(i)Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Participant expressly acknowledges and agrees that by virtue of his/her employment with the Company, Participant will have access to and will use in the course of Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to, information that constitutes a trade secret under applicable state or federal law. Confidential Information does not include information that Participant establishes by clear and convincing evidence is or may become known to Participant or to the public from sources outside the Company and through means other than a breach of this Agreement.
(ii)Participant agrees that Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (A) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (B) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Participant’s duties for the Company or its affiliates; or (C) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon Termination, Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.
(b)Non-Competition. During any period in which Participant is employed by the Company, and during a period of time after Participant’s Termination (the “Restriction Period”) which, unless otherwise limited by applicable state law, is (i) twenty-four (24) months for Executive Vice Presidents and the President & Chief Executive Officer, and (ii) the greater of the period of severance or twelve (12) months for all

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other Participants, Participant will not, without prior written consent of the Company, directly or through the direction or control of others, obtain a Competitive Position or perform a Restricted Activity in the Restricted Territory for a Competitor, as those terms are defined herein.
(i)Competitive Position means any employment or performance of services with a Competitor (A) the same as or similar to the services that Participant performed for the Company in the last twenty-four (24) months of Participant’s employment with Company (the “Look Back Period”), or (B) in the performance of which Participant will likely use any Confidential Information of the Company.
(ii)Restricted Territory means any geographic area in which the Company does business and which Participant provided services in, had responsibility for, had a material presence or influence in, or had access to Confidential Information about, such business, within the Look Back Period.
(iii)Restricted Activity means any activity for which Participant had responsibility for the Company or about which Participant had Confidential Information within the Look Back Period.
(iv)Competitor means any entity or individual (other than the Company) engaged in any one or more of the following: management of network-based managed care plans and programs; administration of managed care services; provision of health insurance, long-term care insurance, dental, life, or disability insurance; administration of flexible spending accounts, COBRA continuation coverage, coordination of benefits, or subrogation services; or the provision, delivery, or administration of health benefit plans or health care services such as pharmacy benefits management (including Specialty pharmacy), value-based care delivery, behavioral health, palliative care, care for chronic and complex conditions, digital healthcare platforms, medical benefits management solutions, or health care research (including health economics and outcomes); or any other aspects of the business or products or services offered by the Company, as to which Participant had responsibilities or received Confidential Information about, during the Look Back Period.
(v)The restrictions contained in this subsection (b) shall not apply to attorneys who accept a Competitive Position that consists of practicing law.
(vi)If Participant receives an offer of a Competitive Position with a Competitor, as those terms are defined above, Participant shall notify the Company’s Chief Human Resources Officer, via the contact information provided in the award brochure, within five business days of receiving the offer and such notification shall include a detailed description of the job responsibilities and the identity of the Competitor. The description must be specific enough for the Company to determine whether Participant’s new opportunity constitutes a violation of the Agreement.
(c)    Non-Solicitation of Customers. During any period in which Participant is employed by the Company, and during the Restriction Period after Participant’s Termination, Participant will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or through the direction or control of others, for a Competitor of the Company as defined in subsection (b) above:
(i)    Solicit business from any client, account, or medical care provider of the Company that Participant had contact with, participated in contact with, had or shared responsibility for, or had access to Confidential Information about, during the Look Back Period; or
(ii)    solicit business from any client, account, or medical care provider that the Company pursued, and Participant had contact with, responsibility for, or knowledge of Confidential Information about, by reason of Participant’s employment with the Company, during the Look Back Period.
For purposes of this paragraph (c), an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

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(d)    Non-Solicitation of Employees. During any period in which Participant is employed by the Company, and during the Restriction Period after Participant’s Termination, Participant will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company entity:
(i)Any officer or employee of the Company whom Participant knows to have access to or possession of Confidential Information that would give an unfair advantage to a Competitor;
(ii)Any officer or employee of the Company who, on or at any time during the six (6) months immediately preceding the date of such solicitation or hire, held the position of Director or above with the Company;
(iii)Any officer or employee of the Company to whom Participant reported, or who reported to Participant, on or at any time during the six (6) months immediately preceding the dates of such solicitation or hire; or
(iv)Any person who is or was an officer or employee of the Company during the six (6) months immediately preceding the date of such solicitation or hire, or whom the Participant was involved in recruiting while the Participant was employed by the Company.
(e)    Non-Disparagement. Subject to the limitations in Section 7(f) below, Participant agrees that he/she will not, nor will he/she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers, or managers, or make any verbal or written statement to any media outlet regarding the Company.
(f)    Agreement Limitations. Nothing in this Agreement prohibits Participant from (i) disclosing Workplace Conduct or the existence of a settlement involving Workplace Conduct that concerns conduct that Participant reasonably believes under state, federal, or common law to be illegal harassment, illegal retaliation, a wage & hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; (ii) disclosing Workplace Conduct that Participant has reason to believe is otherwise unlawful; or (iii) reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation. “Workplace Conduct” means conduct occurring in the workplace, at work-related events coordinated by or through the Company, or between Employees, or between the Company and any Employee, off the workplace premises. Participant does not need the prior authorization of the Company to make any such reports or disclosures and Participant is not required to notify the Company that Participant has made such reports or disclosures. Disclosures protected by this Section may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. If Participant is covered by Section 7 of the National Labor Relations Act (NLRA) because Participant is not in a supervisor or management role, nothing in this Agreement shall prohibit Participant from using information Participant acquires regarding the wages, benefits, or other terms and conditions of employment at the Company for any purpose protected under the NLRA.

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(g)    Assignment of Intellectual Property. Participant agrees that he or she is expected to use his or her inventive and creative capacities for the benefit of the Company and to contribute, where possible, to the Company’s intellectual property in the ordinary course of employment.
(i)    “Inventions” mean any inventions, discoveries, improvements, designs, processes, machines, products, innovations, business methods or systems, know how, ideas or concepts, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. “Trademarks” mean any trademarks, service marks, trade dress or names, symbols, special wording, or devices used to identify a business or its business activities whether subject to trademark protection or not. The foregoing terms are collectively referred to herein as “Intellectual Property.”
(ii)    Participant assigns to the Company or its nominee Participant’s entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment with the Company (whether during working hours or not) that: (A) relate to the Company’s business or the Company’s actual or anticipated research or development; (B) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Company; or (C) result from or relate to any work, services, or duties undertaken by Participant for the Company.
(iii)    Participant recognizes that all Works and Trademarks conceived, created, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment shall to the fullest extent permissible by law be considered the Company’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Company’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Participant or the Company. If any such Works, Trademarks, or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire or not the exclusive property of the Company, Participant hereby assigns to the Company all of Participant’s rights, title, and interest, past, present, and future, to such Works or Trademarks. Participant will not engage in any unauthorized publication or use of such Company Works or Trademarks, nor will Participant use same to compete with or otherwise cause damage to the business interests of the Company.
(iv)    It is the purpose and intent of this Section 7(g) to convey to the Company all of the rights (inclusive of moral rights) and interests of every kind, that Participant may hold in Inventions, Works, Trademarks, and other intellectual property that are covered by clauses (g)(i) through (g)(iii) above (“Company Intellectual Property”), past, present, and future; and Participant waives any right that Participant may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it invention, plan, idea, know how, concept, development, discovery, process, method, or any other legally recognized item that can be legally owned), the Company exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Company Intellectual Property everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company Intellectual Property is within the Company's sole discretion and for the Company’s sole benefit and no royalty will be due to Participant as a result of the Company's efforts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual property that is incorporated into any product or service of the Company that Participant retains any ownership of or rights in despite the assignments created by this Agreement, then Participant hereby grants to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any

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such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by Participant of all intellectual property rights in Company Intellectual Property. When requested to do so by the Company, either during or subsequent to employment with the Company, Participant will (A) execute all documents requested by the Company to affirm or effect the vesting in the Company of the entire right, title and interest in and to the Company Intellectual Property at issue, and all patent, trademark, and/or copyright applications filed or issuing on such property; (B) execute all documents requested by the Company for filing and obtaining of patents, trademarks and/or copyrights; and (C) provide assistance that the Company reasonably requires to protect its right, title and interest in the Company Intellectual Property, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company Intellectual Property.
(v)    Power of Attorney: Participant hereby irrevocably appoints the Company as his or her agent and attorney in fact to execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright or trademark registration, or other legal establishment of the Company’s ownership and control rights in Company Intellectual Property in the event that Participant’s signature or other action is necessary and cannot be secured due to Participant’s physical or mental incapacity or for any other reason.
(vi)    Participant will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company Intellectual Property. These records shall be considered the exclusive property of the Company and are covered by clauses (g)(i) through (g)(v) above. During employment and for a period of one (1) year thereafter, Participant will promptly disclose to the Company (without revealing the trade secrets of any third party) any Intellectual Property that Participant creates, conceives, or contributes to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the Company is engaged in or its actual or anticipated research or development activity.
(vii)    Participant will not claim rights in, or control over, any Invention, Work, or Trademark as something excluded from Section 7(g) because it was conceived or created prior to being employed by the Company (a “Prior Work”) unless such item is identified in reasonable detail in a separate writing, signed by Participant and sent to stock.admin@elevancehealth.com on or before the date Participant accepts this Agreement. Participant will not incorporate any such Prior Work into any work or product of the Company without prior written authorization from the Company to do so; and, if such incorporation does occur, Participant grants the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives.
(viii)    The assignment provisions in this Section 7(g) are limited to only those inventions that lawfully can be assigned by an employee to an employer. Some examples of state laws limiting the scope of assignable inventions are Delaware Code Title 19 Section 805; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, "Employment Inventions Act"; and Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140. NOTICE: By accepting this Agreement, Participant acknowledges that to the extent one of the foregoing laws applies, Participant’s assignment pursuant to this Section 7(g) will not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Participant’s own time, unless: (A) the invention relates directly to the business of the Company or to the Company's actual or anticipated research or development; or (B) the invention results from any work performed by Participant for the Company. Similarly, to the extent California Labor Code Section 2870 or Illinois 765ILCS1060/1-3 "Participants Patent Act" controls, then the notice in the preceding sentence applies, absent the word “directly” in clause (A).

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8.    Return of Consideration.

(a)If at any time Participant breaches any provision of this Agreement, then:
(i)All unexercised stock options under any Designated Plan (defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate;
(ii)Participant shall forfeit any outstanding restricted stock, restricted stock unit, or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and
(iii)Participant shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each share of restricted stock, restricted stock unit and/or performance stock unit that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share.
Any amount to be repaid pursuant to this Section 8 shall be held by Participant in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by Participant to the Company. Any amount described in clauses (i) and (ii) that Participant forfeits as a result of a breach of the provisions of Section 7 shall not reduce any money damages that would be payable to the Company as compensation for such breach and shall not reduce or alter the Company’s ability to recover payment of severance based on Participant’s breach of a restrictive covenant in any severance plan or arrangement between the Company and Participant.
(b)The amount to be repaid pursuant to this Section shall be determined on a gross basis, without reduction for any taxes incurred or withheld, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such amount against any amounts otherwise owed to Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code).
(c)For purposes of this Section 8, a “Designated Plan” is each stock option, restricted stock, or other equity compensation or long-term incentive compensation plan under which Participant has received equity awards from the Company.
(d)The return of consideration under this Section 8 is meant to reimburse the Company for some of the harm caused by Participant’s wrongful conduct; however, it is not a full measure of the damage caused by Participant’s conduct and does not preclude the Company from seeking the recovery of any and all damages caused by Participant and injunctive relief.
9.    Equitable Relief, Remedies, Reformation, Assignment, Jury Trial Waiver, and Miscellaneous
(a)Participant acknowledges that each provision of Sections 7 and 8 of this Agreement is reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities, and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Participant’s chosen business and are not an undue restraint on the trade of Participant, or any of the public interests which may be involved.
(b)Participant agrees that beyond the amounts otherwise to be provided under Section 8 this Agreement, the Company will be damaged by a violation of the terms of this Agreement and the

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amount of such damage may be difficult to measure. Participant agrees that if Participant commits or threatens to commit a breach of any of the covenants and agreements contained in Section 7 then, to the extent permitted by applicable law, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Tolling: Further, if Participant violates Section 7 hereof Participant agrees that the period of violation shall be added to the period in which Participant’s activities are restricted.
(c)The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area, or activity restrictions stated herein are unreasonable under circumstances then existing, or under applicable state law, the arbitrator or court shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law.
(d)EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(e)In the event of a breach of this Agreement, the prevailing party shall be entitled to the recovery of its reasonable attorneys’ fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.
(f)Nothing in this Agreement limits or reduces any common law or statutory duty Participant owes to the Company, nor does this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. This Agreement will survive the expiration or termination of Participant’s employment with the Company and/or any assignee pursuant to Section 9(g) and shall, likewise, continue to apply and be valid notwithstanding any change in Participant’s duties, responsibilities, position, or title. Nothing in this Agreement creates a contract for term employment or limits either party’s right to end the employment relationship between them.
(g)This Agreement, including the restrictions on Participant’s activities set forth herein, also applies to any parent, subsidiary, affiliate, successor and assign of the Company to which Participant provides services or about which Participant receives Confidential Information. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Participant.
(h)This instrument and the Plan contain the entire agreement between the Parties with respect to the subject matter hereof (the grant contemplated by this Agreement). All representations, promises, and prior or contemporaneous understandings regarding this grant are merged into, and expressed in this instrument. If Participant is subject to a prior agreement (including any prior equity award agreement) with the Company containing confidentiality, non-solicitation, noncompetition and/or invention assignment provisions, then by accepting this Agreement, Participant acknowledges and agrees that the confidentiality, non-solicitation, noncompetition, and/or invention assignment provisions of this Agreement (including but not limited to those set forth in Sections 7, 8, and 9 and Appendix A) shall supersede those in any such prior agreements and shall apply thereunder as if fully set forth therein. The preceding sentence shall not apply to supersede or otherwise invalidate any legally enforceable restrictive covenant of a longer duration than set forth herein, if such covenant was entered into in connection with the sale of a business. This Agreement shall not be amended, modified, or supplemented without the written agreement of the Parties at the time of such amendment, modification, or supplement and must be signed by an officer of the Company (unless such amendment, modification, or supplementation is by order of a court or arbitrator). The headings herein are for convenience only and shall not affect the terms of the Agreement.

10.    Survival of Provisions. The obligations contained in this Agreement shall survive Participant’s Termination according to their terms and shall be fully enforceable thereafter.

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11.    Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after Participant’s Termination, Participant will respond and provide information with regard to matters in which Participant has knowledge as a result of Participant’s employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or any Affiliate, and will assist the Company and any Affiliate in the prosecution of any claims that may be made by the Company or any Affiliate, to the extent that such claims may relate to the period of Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after Participant’s Termination, the Company shall reimburse Participant for any out-of-pocket expenses incurred in providing such assistance and if Participant is required to provide more than ten (10) hours of assistance per week after his/her Termination then the Company shall pay Participant a reasonable amount of money for his/her services at a rate agreed to between the Company and Participant; and provided further that after Participant’s Termination such assistance shall not unreasonably interfere with Participant’s business or personal obligations. Participant agrees to promptly inform the Company if Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or any Affiliate. Participant also agrees to promptly inform the Company (to the extent Participant is legally permitted to do so) if Participant is asked to assist in any investigation of the Company or any Affiliate (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or any Affiliate with respect to such investigation and shall not do so unless legally required. Provided, however, that Participant is not required to inform the Company of any investigation by a governmental agency or entity resulting from the reporting of possible violations of federal securities law or regulation to any governmental agency or entity, and Participant may participate in such investigation, without informing the Company.

12.    No Rights as a Shareholder. Participant shall have no rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock Units, for record dates occurring on or after the Grant Date and prior to the date any such Restricted Stock Units vest in accordance with this Agreement.
13.    No Right to Continued Employment. Neither the Restricted Stock Units nor any terms contained in this Agreement shall confer upon Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate Participant’s employment or service at any time for any reason, subject to applicable law. Participant acknowledges and agrees that any right to have restrictions on the Restricted Stock Units lapse is earned only by continuing as an Employee of the Company or an Affiliate or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Restricted Stock Units, or acquiring Shares hereunder.
14.    The Plan. This Agreement is subject to all the terms, provisions, and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to Participant upon Participant’s written request to the Company at Elevance Health, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.
15.    Compliance with Laws and Regulations.
(a)The Restricted Stock Units and the obligation of the Company to deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules, and regulations and (ii) any registration, qualification, approvals, or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the

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consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b)The Shares received upon the expiration of the applicable portion of the Period of Restriction shall have been registered under the Securities Act of 1933 (“Securities Act”). If Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.
(c)If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, Participant shall execute, prior to the delivery of any Shares to Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which Participant represents and warrants that Participant is purchasing or acquiring the shares acquired under this Agreement for Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
16.    Code Section 409A Compliance. Except with respect to Participants who are Retirement eligible or become Retirement eligible before the calendar year containing the second Lapse Date as shown on the Grant Notice, it is intended that this Agreement meet the short-term deferral exception from Code Section 409A. This Agreement and the Plan shall be administered in a manner consistent with this intent and any provision that would cause the Agreement or Plan to fail to satisfy this exception shall have no force and effect. Notwithstanding anything contained herein to the contrary, Shares in respect of any Restricted Stock Units that (a) constitute “nonqualified deferred compensation” as defined under Code Section 409A and (b) vest as a consequence of Participant’s Termination shall not be delivered until the date that Participant incurs a “separation from service” within the meaning of Code Section 409A (or, if Participant is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service” (or death, if earlier)). In addition, each amount to be paid or benefit to be provided to Participant pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A.
17.    Notices. All notices by Participant or Participant’s assignees shall be addressed to Elevance Health, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as the Company may from time to time specify. All notices to Participant shall be addressed to Participant at Participant’s address in the Company’s records.
18.    Other Plans. Participant acknowledges that any income derived from the Restricted Stock Units shall not affect Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
19.    Recoupment Policy for Incentive Compensation. The Company's Recoupment Policy for Incentive Compensation, as may be amended from time to time, shall apply to the Restricted Stock Units, any Shares delivered hereunder, and any profits realized on the sale of such Shares to the extent that Participant is covered by such policy. If Participant is covered by such policy, the policy may apply to recoup Restricted Stock

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Units awarded, any Shares delivered hereunder or profits realized on the sale of such Shares either before, on or after the date on which Participant becomes subject to such policy.

ELEVANCE HEALTH, INC.

By:
            ______________________________
        Printed:    Ramiro G. Peru
        Its:    Chair, Compensation and Talent Committee
                            of the Board of Directors

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APPENDIX A
Alabama:
If Alabama law is deemed to apply, then the following applies to Participant: (a) Section 7(d) is rewritten as follows: “While employed and for a period of twelve (12) months from Termination, Participant will not participate in soliciting any Covered Employee of the Company who is in a Sensitive Position to leave the employment of the Company on behalf of (or for the benefit of) a Competitor nor will Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Company.  As used in this Section 7(d), a “Covered Employee” is an Employee with whom Participant worked, as to whom Participant had supervisory responsibilities, or regarding which Participant received Confidential Information during the Look Back Period. An Employee in a “Sensitive Position” refers to an Employee who is uniquely essential to the management, organization, or service of the business;” and (b) Section 7(c) is limited to prohibiting the solicitation of persons or entities who have a current business relationship with the Company.
Arizona:
If Arizona law is deemed to apply, then the following applies to Participant: (a) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; and (b) the restrictions in Section 7(c) shall be limited to the Restricted Territory.
Arkansas, Connecticut, Montana, and South Carolina:
If Arkansas, Connecticut, Montana, or South Carolina law is deemed to apply, then the following applies to Participant: Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.
California:
If California law is deemed to apply, then the following applies to Participant: (a) the noncompetition restriction in Section 7(b) shall not apply; (b) the Employee non-solicitation restrictions in Section 7(d) shall not apply; and (c) Section 7(c) shall be limited to situations where Participant is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law). The preceding sentence supersedes any contradictory provision in any prior agreements between Participant and the Company regarding noncompetition or non-solicitation.

Colorado:
If Colorado law is deemed to apply, then the following applies to Participant:
(a) Section 7(b) shall apply only if Participant earns Annualized Cash Compensation equivalent to or greater than the Threshold Amount for Highly Compensated Workers and to the extent that the conduct in violation of Section 7(b) is aided by Participant’s use or disclosure of the Company’s trade secrets.
(b) Section 7(c) shall apply only if Participant earns Annualized Cash Compensation equivalent to or greater than sixty percent (60%) of the Threshold Amount for Highly Compensated Workers and to the extent that the conduct in violation of Section 7(c) is aided by Participant’s use or disclosure of the Company’s trade secrets.
(c) Section 7(d) shall not apply.

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(d) “Annualized Cash Compensation” means: (1) the amount of gross salary or wage amount, the fee amount, or other compensation amount for the full year, if the worker was employed or engaged for a full year; or (2) the compensation that the worker would have earned, based on the worker’s gross salary or wage amount, fee, or other compensation if the worker was not employed or engaged for a full year. In determining whether a worker’s cash compensation exceeds the threshold amount, where the worker has been employed for less than a calendar year, the worker’s cash compensation exceeds the threshold amount if the worker would reasonably expect to earn more than the threshold amount during a calendar year of employment.

(e) “Threshold Amount for Highly Compensated Workers” means the greater of the threshold amount for highly compensated workers as determined by the Division of Labor Standards and Statistics in the Department of Labor and Employment, as of August 10, 2022, or the date Participant accepts this Agreement.
(f) Nothing contained in this Agreement shall be construed to prohibit Participant from disclosing information that: (1) arises from Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise; (2) is readily ascertainable to the public; or (3) a worker otherwise has a right to disclose as legally protected conduct.
(g) Participant acknowledges that Participant received notice of this Agreement (including, but not limited to, the provisions of Section 7: (1) before Participant accepted the Company’s offer of employment (if Participant is a new hire); or (2) at least fourteen (14) days before the earlier of (I) Participant’s acceptance of this Agreement, or (II) the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenants in Section 7.
Georgia:
If Participant resides in Georgia and is subject to Georgia law, then Section 7(d) shall be limited to targeting for solicitation or hire Employees who are located within the Restricted Territory.

Illinois:
If Participant resides in Illinois and is subject to Illinois law, then:
(a) The provisions of Section 7(c) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $45,000 per year in 2022-2026, $47,500 per year in 2027-2031, $50,000 per year in 2032-2036, and $52,500 beginning on January 1, 2037;
(b) The provisions of Section 7(d) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $45,000 per year in 2022-2026, $47,500 per year in 2027-2031, $50,000 per year in 2032-2036, and $52,500 beginning on January 1, 2037;
(c) The provisions of Section 7(b) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $75,000 per year in 2022-2026, $80,000 per year in 2027-2031, $85,000 per year in 2032-2036, and $90,000 beginning on January 1, 2037;
(d) The provisions of Section 7(b) shall not apply if Participant is covered by a collective bargaining agreement under the Illinois Public Relations Act;
(e) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret;
(f) Participant acknowledges that Participant has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so; and
(g) If Participant is a new hire, Participant acknowledges that Participant has been provided a copy of this Agreement at least 14 calendar days before the commencement of employment. If Participant is an existing Employee, Participant acknowledges that Participant has been given at least 14 calendar days to review this Agreement.

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Indiana:
If Participant resides in Indiana and is subject to Indiana law, then the restrictions on Participant under Section 7(d) shall apply only with respect to soliciting, hiring, attempting to solicit or hire, or participating in any attempt to solicit or hire individuals who themselves had access to Confidential Information in the prior six months.

Louisiana:
If Louisiana law is deemed to apply, then the following applies to Participant: (a) the “Restricted Territory” defined in Section 7 of the Agreement is understood to cover the following parishes in Louisiana and all counties outside Louisiana where Participant had responsibilities for the Company: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, LaSalle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and (b) the restrictions in Section 7(c) (as well as Section 7(b)) shall be limited to the foregoing parishes and counties.
Maine:
If Maine law is deemed to apply, then the following applies to Participant: (a) Participant acknowledges that if Participant is a new hire Participant received a copy of this Agreement prior to receiving a formal offer of employment from the Company and was given at least three business days to consider the Agreement before signing; (b) Section 7(b) will not take effect until one year of employment or a period of six months from the date the agreement is signed, whichever is later; and (c) Section 7(b) shall not apply if Participant earns at or below 400% of the federal poverty level.
Maryland:
If Maryland law is deemed to apply, then the following applies to Participant: Section 7(b) shall not apply if Participant earns equal to or less than $15/hour or $31,200 annually.
Massachusetts:
If Participant resides or works in Massachusetts for at least the thirty days preceding Participant’s Termination, then the Company will notify Participant within ten (10) business days of Participant’s Termination whether the Company decides to waive Section 7(b) or make these provisions enforceable by paying Participant garden leave as provided by the Massachusetts Noncompetition Agreement Act, G.L. c. 149, S. 24L. In addition, if Massachusetts law is deemed to apply, then the following applies to Participant:
(a) Section 7(b) will not apply if Participant’s employment is terminated without “cause” or if Participant is terminated as part of a reduction in force. Participant further understands that for the limited purpose of the application of the non-competition clause in Section 7(b) of the Agreement, “cause” to terminate Participant’s employment exists if Participant has (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or Company policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of Participant’s position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Participant’s duties for the Company, or (iv) engaged in conduct or omissions that Participant knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community;
(b) Participant acknowledges that Participant has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so;
(c) the Restricted Period applicable to Section 7(b) shall be limited to a period of one year following Participant’s Termination (as well as while Participant is employed by the Company); however, if Participant breaches Section 7(b) of this Agreement, and also breaches Participant’s fiduciary duty to the Company and/or has unlawfully taken,

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physically or electronically, any Company records, then the Restricted Period shall be extended to a period of two (2) years from Termination;
(d) Participant acknowledges that (i) if Participant is being initially hired by the Company, that Participant received a copy of this Agreement prior to receiving a formal offer of employment from the Company or at least ten (10) business days before commencement of Participant’s employment by the Company, whichever came first; or (ii) if Participant was already employed by the Company at the time of signing this Agreement, that Participant was provided a copy hereof at least ten (10) business days before the effective date of this Agreement;
(e) the tolling language Section 10(b) shall only apply to any breach of Section 7(c) and (d) (i.e., the tolling language shall not apply to Section 7(b)); and
(f) Section 7(b) shall not apply to Participant following Termination if Participant is: classified as non-exempt under the FLSA; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.
Minnesota:
If Minnesota law is deemed to apply, then the restrictions in Section 7(b) shall be limited to situations in which Participant is aided in his or her conduct by the use or disclosure of Confidential Information.

Nebraska:
If Nebraska law is deemed to apply, then the following applies to Participant: (a) Section 7(c) is limited to the solicitation of persons or entities with which Participant did business and had personal business-related contact during the Look Back Period; and (b) Section 7(b) is limited to restricting Participant from working for a Company client or account with whom the Participant did business and had personal business-related contact during the Look Back Period.

Nevada:
If Nevada law is deemed to apply, then the following applies to Participant: (a) Section 7 does not preclude Participant from providing services to any former client or customer of the Company if: (1) Participant did not solicit the former customer or client; (2) the customer or client voluntarily chose to leave and seek services from Participant; and (3) Participant is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained; and (b) Section 7(b) does not apply if Participant is paid solely an hourly wage, exclusive of tips or gratuities.
New Hampshire:
If New Hampshire law is deemed to apply, then the following applies to Participant: (a) Section 7(b) does not apply if Participant earns an hourly rate less than or equal to 200 percent of the federal minimum wage; and (b) Participant acknowledges that Participant was given a copy of this Agreement prior to a change in job classification or the offer of employment.
New York:
If New York law is deemed to apply, then the following applies to Participant: Section 7(c) shall be modified to exclude those clients or customers who became a client or customer of the Company as a result of Participant’s independent contact and business development efforts with the customer or client prior to and independent from his/her employment with the Company.
North Carolina:
If North Carolina law is deemed to apply, then the following applies to Participant: (a) the Look Back Period shall be calculated looking back twenty-four (24) months from the date of enforcement and not from the date Participant’s employment ends; and (b) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

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North Dakota:
If North Dakota law is deemed to apply, then the following applies to Participant: (a) the noncompetition restriction in Section 7(b) shall not apply; and (b) Section 7(c) shall be limited to situations where Participant is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law).
Oklahoma:
If Oklahoma law is deemed to apply, then the following applies to Participant: (i) Section 7(c) is limited to preclude only the direct solicitation of established customers of the Company for the purpose of doing any business that would compete with the Company’s business; and (ii) the noncompetition restrictions in Section 7(b) shall not apply.
Oregon:
If Oregon law is deemed to apply, then the following applies to Participant: the restrictions in Section 7(b) shall apply only if: (a) Participant is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon's minimum wage and overtime laws; (b) the Company has a "protectable interest" (meaning, access to trade secrets or competitively sensitive confidential business or professional information); and (c) the total amount of Participant's annual gross salary and commission, calculated on an annual basis, at the time of Participant's Termination, exceeds $100,533 adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s Termination. However, if Participant does not meet requirements of either (a) or (c) (or both), the Company may, on a case-by-case basis, decide to make Section 7(b) enforceable as to Participant (as allowed by Oregon law), by agreeing in writing to pay Participant, during the period of time Participant is restrained from competing, the greater of: (i) compensation equal to at least 50 percent of Participant’s annual gross base salary and commissions at the time of Termination; or (ii) fifty percent of $100,533 adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s Termination. If Participant is an existing Employee, Participant acknowledges that this Agreement was entered into upon a subsequent bona fide advancement of Participant by the Company; namely the Company is conferring upon Participant equity awards that, if accepted by Participant, will supplement Participant’s compensation.
Puerto Rico:
If Puerto Rico law is deemed to apply, then the following applies to Participant: (a) the Restricted Period and the Look Back Period in Section 7 shall be, in each case, only a period of twelve (12) months; (b) the Restricted Territory shall be limited to the territory of Puerto Rico; (c) the customer restriction in Section 7(c) shall be limited to clients, accounts, and medical care providers that were personally serviced by Participant during the Look Back Period and had an active business relationship with the Company within the last thirty (30) days prior to Participant’s Termination; and (d) the tolling provision in Section 10(b) shall not apply.
Rhode Island:
If Rhode Island law is deemed to apply, then Section 7(b) shall not apply to Participant following Termination if Participant is: classified as non-exempt under the FLSA; an undergraduate or graduate student in an internship or short-term employment relationship; 18 years of age or younger; or a low wage Participant (defined as earning less than 250% of the federal poverty level).
Utah:
If Utah law is deemed to apply, then the following applies to Participant: (a) the Restricted Period applicable to Section 7(b) shall be limited to a period of one year following Termination (as well as while Participant is employed by the Company).

2024 LTIP Restricted Stock Unit

Virginia:
If Virginia law is deemed to apply, then the following applies to Participant: (a) Section 7(b)-(d) shall not apply if Participant is a “low wage Participant.” A “low wage Participant” refers to a Participant whose average weekly earnings (calculated by dividing Participant's earnings during the period of 52 weeks immediately preceding Termination by 52, or if Participant worked fewer than 52 weeks, by the number of weeks that Participant was actually paid during the 52-week period) are less than the average weekly wage of the Commonwealth of Virginia as determined pursuant to subsection B of Virginia Code § 65.2-500. "Low-wage Participant" includes interns, students, apprentices, or trainees employed, with or without pay, at a trade or occupation in order to gain work or educational experience. "Low-wage Participant" also includes an individual who has independently contracted with another person to perform services independent of an employment relationship and who is compensated for such services by such person at an hourly rate that is less than the median hourly wage for the Commonwealth of Virginia for all occupations as reported, for the preceding year, by the Bureau of Labor Statistics of the U.S. Department of Labor. However, "low-wage Participant" does not include any Participant whose earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to Participant by the Company; (b) Section 7 does not preclude Participant from providing services to any client or customer of the Company if Participant did not initiate contact with or solicit the former customer or client; and (c) Participant’s nondisclosure obligation in Section 7(a) shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.
Washington (state):
If Participant resides in Washington at the time this Agreement is entered, Participant acknowledges that Participant was given at least ten (10) business days to consider this Agreement before accepting it.
In addition, if Washington law controls, then for so long as Washington law controls, the Agreement will be modified and applied as follows:
(a) Section 7(b) shall apply following Termination only if Participant’s annualized earnings from the Company exceed $100,000.00 per year (adjusted annually in accordance with Section 5 of Washington HP 1450), and Section 7(b) shall apply during employment only if Participant earns at least twice the Washington minimum hourly wage (subject to the common law duty of loyalty and the Company’s Code of Conduct);
(b) for purposes of the application of the non-competition provision in Section 7(b), Participant understands that the non-competition provision will not be enforced against Participant if Participant is terminated from employment without “cause” or if Participant is laid off, unless the Company pays Participant during the Restricted Period an amount equal to Participant’s base salary at Termination less any compensation earned by Participant during the Restricted Period. Participant further understands that for the limited purpose of the application of the non-competition clause in Section 7(b) of the Agreement, “cause” to terminate Participant’s employment exists if Participant has (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or Company policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of my position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Participant’s duties for the Company, or (iv) engaged in conduct or omissions that Participant knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community; and
(c) Participant further acknowledges that if Participant is a new Employee, Participant has had advance notice of the terms of this Agreement prior to accepting the Company’s offer of employment.

2024 LTIP Restricted Stock Unit

Washington, D.C.:
Participant acknowledges that Participant was given a copy of Washington, D.C., Council Bill 24-256 (“Bill 24-256”) prior to or contemporaneously with accepting this Agreement.
If Participant is a “Covered Employee” as defined by Bill 24-256 and Participant is not a “Highly Compensated Employee,” as defined by Bill 24-256, the following applies to Participant: (1) Section 7(b) shall not apply; (2) “Confidential Information” shall, in all instances, be limited to information owned or possessed by the Company which is not available to the general public and which the Company has taken reasonable steps to ensure is protected from improper disclosure; (3) Participant is precluded, during Participant’s employment with the Company, from accepting money or a thing of value for performing work for a person other than the Company, where doing so can reasonably be concluded to result in (a) Participant’s disclosure or use of Confidential Information or “Proprietary employer information,” as defined by Bill 24-256; (b) a conflict with the Company’s established rules regarding conflicts of interest, or (c) impairment of the Company’s ability to comply with federal law, the law of the District of Columbia, or a contract or grant agreement.
If Participant is a “Covered Participant” as defined by Bill 24-256 and Participant is a “Highly Compensated Participant,” as defined by Bill 24-256, the following applies to Participant: (1) Participant acknowledges that Participant was given a copy of this Agreement at least 14 days before Participant commenced employment with the Company (if Participant is a new hire) or Participant was given a copy of this Agreement at least 14 days before Participant was required to accept this Agreement (if Participant is an existing Employee); (2) “Confidential Information” shall, in all instances, be limited to information owned or possessed by the Company which is not available to the general public and which the Company has taken reasonable steps to ensure is protected from improper disclosure; (3) the Restricted Period for purposes of the non-competition provision in Section 7(b) shall be limited to a period of twelve (12) months following Termination (and while Participant is employed by the Company); and (4) Participant is notified that The District of Columbia Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from “highly compensated employees” under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).
Wisconsin:
If Wisconsin law is deemed to apply, then the following applies to Participant: (a) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; (b) the tolling provision in Section 10(b) shall not apply; and (c) Section 7(d) is rewritten as follows: “While employed and for a period of twelve (12) months following Termination, Participant will not participate in soliciting any “Covered Employee” of the Company that is in a “Sensitive Position” to leave the employment of the Company on behalf of (or for the benefit of) a Competitor; nor will Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Company.  As used in this Section 7(d), a “Covered Employee” is an Employee with whom Participant worked, as to whom Participant had supervisory responsibilities, or regarding whom Participant received Confidential Information during the Look Back Period. A Participant in a “Sensitive Position” refers to an Employee who is in a management, supervisory, sales, research and development, or similar role where the Employee is provided Confidential Information or is involved in business dealings with the Company’s clients.”

2024 LTIP Restricted Stock Unit